Exhibit 10.9

VICTORY CAPITAL MANAGEMENT INC.

SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

VICTORY CAPITAL MANAGEMENT INC.

SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		1

ARTICLE II - SCOPE		3

ARTICLE III - CONDITIONS FOR ELIGIBILITY		3

ARTICLE IV - BENEFITS		4

4.1	Amount of Benefits	4
4.2	Confirmation of Benefits	5
4.3	Payments	5

ARTICLE V - ADMINISTRATION		7

5.1	Allocation of Responsibility Among Fiduciaries for Plan Administration	7
5.2	Delegation of Fiduciary Responsibilities	7
5.3	Miscellaneous	7
5.4	Plan Administration	8

ARTICLE VI - MISCELLANEOUS		17

6.1	Limitation of Rights	17
6.2	Benefits Solely From General Assets	17
6.3	Nonassignability of Rights	18
6.4	Indemnification	18
6.5	Amendment or Termination of Plan	19
6.6	Governing Law	20

i

VICTORY CAPITAL MANAGEMENT

SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION

WHEREAS, Victory Capital Management Inc., a New York corporation (“Employer”), desires to adopt the Victory Capital Management Severance Pay Plan (the “Plan”) in order to set forth the circumstances under which it will provide severance benefits to eligible employees.

NOW, THEREFORE, the Employer hereby adopts the Plan effective November 1, 2014 (the “Effective Date”), to read in its entirety as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context requires otherwise:

1.1 “Board” means the board of directors of Victory Capital Holdings, Inc.

1.2 “Cause” means involuntary termination of employment for one or more of the following reasons:

(a)                                 the Employee has been convicted of or pled guilty or no contest to (1) any criminal offense which is classified as a felony (or its equivalent under the laws or regulations of any country or political subdivision thereof), or (2) any other criminal offense which involves a violation of federal or state securities laws or regulations (or equivalent laws or regulations of any country or political subdivision thereof), embezzlement, fraud, material wrongful taking or material misappropriation of property, theft or any other crime involving a material act of dishonesty;

(b)                                 the Employee has failed to perform his/her job duties and responsibilities in a manner consistent with the Employer’s expectations;

(c)                                  negligence or willful misconduct of the Employee in the performance of his or her duties to the material detriment of the Employer or any Affiliate of the Employer; or

(d)                                 engagement by the Employee in activities which violate any non-compete or non-solicit prohibitions applicable to the Employee or which the Plan Administrator determines to be in conflict with the interests of the Employer.

Whether employment is terminated for “Cause” shall be determined in the sole discretion of the Plan Administrator and such determination shall be final and binding.

1.3 “Claim” means any claim for a Plan benefit filed by a Participant.

1.4 “Chief Executive Officer” means the Chief Executive Officer of the Employer.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Compensation Committee” shall mean the Board or a committee of the Board designated by the Board as having primary responsibility for determining the compensation of the Employer’s officers and employees.

1.7 “Employee” means any employee, full-time or part-time, who is working (on average) at least 24 hours per week for Employer or an Employer subsidiary approved for participation in the Plan. It does not include interns, independent contractors or seasonal, temporary, or leased employees.

1.8 “Participant” means Employees who are eligible for severance benefits under the Plan in accordance with Article III.

1.9 “Plan Year” means the period beginning on January 1st and ending on December 31st of each calendar year; provided, the period from Effective Date to December 31, 2014 shall be designated as the first Plan Year.

1.10 “Plan Administrator” means the Chief Executive Officer or such other person or group of persons as may be appointed by the Board from time to time.

1.11 “Separation Agreement and General Release” means the written severance agreement (in such form as approved by the Plan Administrator) entered into by an Employee and the Employer as required pursuant to this Plan, which may include such terms and conditions as the Plan Administrator in its discretion determines are reasonably necessary, including, but not limited to, restrictive covenant provisions and provisions regarding post-termination cooperation by the Participant.

1.12 “Severance Benefits” mean the benefit payments, if any, provided pursuant to this Plan.

1.13 Where necessary or appropriate to the context, the masculine shall include the feminine, the singular shall include the plural and the plural shall include the singular.

ARTICLE II

SCOPE

The Plan is intended to be an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is also intended to be a separation pay plan providing separation benefits upon an Employee’s involuntary separation from service and which is exempt from Code Section 409A pursuant to regulations issued thereunder.

ARTICLE III

CONDITIONS FOR ELIGIBILITY

3.1 An Employee shall be considered a Participant eligible for Severance Benefits, if the Employee meets all of the following conditions:

(a)            such Employee is involuntarily terminated by the Employer without Cause as part of a restructuring or reduction in force as determined in the sole discretion of the Plan Administrator, and

(b)            such Employee is offered by the Employer and timely executes, a Separation Agreement and General Release in connection with his or her involuntary separation, and does not, under the applicable terms of the Separation Agreement and General Release, revoke that agreement.

3.2 Severance Benefits will not be authorized or paid to a Participant until he shall have submitted a signed Separation Agreement and General Release, within the time period provided in such Separation Agreement and General Release, and the applicable revocation period has lapsed.

3.3 Notwithstanding anything to the contrary herein, an Employee who has not returned all Employer properties and paid the Employer all monies owed to the Employer shall not be eligible for any Severance Benefits hereunder. The Employer, in the sole discretion of the Plan Administrator, may reduce the Severance Benefits by any monies owed by the Employee to the Employer or its Affiliates.

ARTICLE IV

BENEFITS

4.1 Amount of Benefits. The amount of Severance Benefits payable under the Plan to any Participant shall be determined in the sole discretion of the Plan Administrator; provided the following guideline will provide the Plan Administrator assistance in making its Severance Benefit determination:

•                                          A Participant may receive up to two weeks of pay for each full year of continuous service with the Employer (the “Basic Plan Benefit”) or may receive an enhanced plan benefit (the “Enhanced Plan Benefit”) of up to four weeks of pay for each full year of continuous service with the Employer if such Participant is a Chief Investment Officer, member of

Senior Management or other specified employee who is designated in writing by the Chief Executive Officer as being eligible to receive the Enhanced Plan Benefit.

•                                          A Participant will not receive more than 30 weeks of pay if such Participant receives the Basic Plan Benefit and not more than 52 weeks of pay if such Participant receives the Enhanced Plan Benefit.

•                                          “Full year of continuous service” generally means each full year of employment measured from Participant’s most recent hire date or rehire date with the Employer or its predecessors, including merged or acquired businesses.

•                                          Participants with less than two full years of service may receive up to four weeks of pay.

•                                          A Participant who was eligible to receive commission payments will receive the payment set forth in the applicable commission plan.

Actual Severance Benefits will be reflected in the Participant’s Separation Agreement and General Release.

4.2 Confirmation of Benefits. The Separation Agreement and General Release will detail the Severance Benefits for which the Participant is eligible and the conditions under which they will be paid.

4.3 Payments.

(a)            Severance Benefits payments to a Participant shall be made at such times, and in such manner, as described in the Participant’s Separation Agreement and General Release.

(b)            All payments under this Plan shall be subject to any withholding required by local, State and Federal law.

(c)             Notwithstanding anything to the contrary herein or in the Separation Agreement and General Release, no Participant will receive any amounts pursuant to the Plan (or the related Separation Agreement and General Release) in excess of two times the lesser of (i) his annualized compensation based on the annual rate of pay for services provided to the Employer for the tax year of the Participant preceding the tax year in which the Participant’s separation from service occurs (as adjusted pursuant to regulations under Code Section 409A), or (ii) the maximum amount of compensation that may be taken into account with respect to a qualified plan pursuant to Code Section 401(a)(17) for the year in which Participant has a separation from service.

(d)            All such severance payments pursuant to the Plan and Separation Agreement and General Release shall be completed before the last day of the second taxable year of the Participant following the Participant’s taxable year in which separation from service occurs.

4.4 Offset of Other Severance Benefits. If, for any reason, a Participant becomes entitled to or receives any other severance, separation, notice or termination payments on account of his employment or termination of employment with the Employer or any of its subsidiaries or affiliates, including, for example, any payments required to be paid, or advance notice of termination of employment required to be given, to the Participant under any federal, state or local law (including, without limitation, the Worker Adjustment and Retaining Notification Act) or pursuant to any agreement (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation in accordance with state law and/or Employer policy), his severance benefits under the Plan will be reduced on a dollar-for-dollar basis by the amount of such other payments paid or payable. A Participant must notify the Plan

Administrator if he receives or is claiming to be entitled to receive any such payment.

ARTICLE V

ADMINISTRATION

5.1 Allocation of Responsibility Among Fiduciaries for Plan Administration. In general, powers, duties, responsibilities and obligations shall be allocated as follows:

(a)            The Employer or a subsidiary of the Employer that has adopted this Plan shall have sole responsibility for making the payments provided for under the Plan and related Separation Agreement and General Release and shall have sole authority to appoint an agent of the Plan for the service of legal process.

(b)            The Plan Administrator shall have the sole responsibility for the administration of the benefit structure of the Plan as specifically described in the Plan.

5.2 Delegation of Fiduciary Responsibilities. The Employer and the Plan Administrator shall have the power to delegate their respective specific fiduciary responsibilities to officers or employees of the Employer or to other individuals or organizations by notifying them as to the duties and responsibilities delegated. Each person to whom responsibilities are so delegated shall serve at the pleasure of the fiduciary making the delegation and, if an employee of the Employer, without any additional compensation. Any such person may resign by delivering a written resignation to the fiduciary making the delegation. Vacancies created by resignation, death or other cause may be filled by the fiduciary or the assigned responsibilities may be reassumed or redelegated by the fiduciary.

5.3 Miscellaneous. Each fiduciary agrees that any directions given, information furnished or action taken by it shall be in accordance with the provisions of the Plan authorizing or providing for such information, direction or action. Furthermore, each fiduciary may rely upon any such direction, information or action of another fiduciary as being proper under the

Plan and is not required under the Plan to inquire into the propriety of any such direction, information or action. It is intended that each fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan and to the extent permitted by law, shall not be responsible for any act or failure to act of another fiduciary.

5.4 Plan Administration.

(a)            Powers of the Plan Administrator. Except to the extent delegated by the Employer, the Plan Administrator shall administer the benefit structure of the Plan in accordance with its terms and shall have all powers necessary to carry out its terms, including, but not by way of limitation, the following:

(1)                                 To resolve all questions relating to the participation in the Plan by Employees.

(2)                                 To compute and certify to the Employer the amount of benefits payable to Participants.

(3)                                 To authorize all disbursements of benefits to Participants.

(4)                                 To obtain from the Employer and from Participants such information as shall be necessary for the proper administration of the Plan.

(5)                                 To prepare and distribute information explaining the Plan.

(6)                                 To furnish the Employer, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate.

(7)                                 To receive, review and keep on file (as it deems convenient or proper) reports of the receipts and disbursements of the Plan.

(8)                                 To adopt and prescribe regulations and procedures to be

followed by any Participant in filing applications for benefits, and for the furnishing and verification of evidence and proofs necessary to establish his/her rights to benefits under the Plan.

(9)                                 To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms set forth herein.

(10)                          To exercise the broadest possible discretion in interpreting the terms of the Plan.

The Plan Administrator shall have the power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any Severance Benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a Severance Benefit under the Plan. The Plan Administrator shall perform all of its duties in a uniform and nondiscriminatory manner.

(b)            Finality of Decision. All determinations of the Plan Administrator, or its delegate if its authority is so delegated, shall be final and binding on all persons except as otherwise expressly provided herein.

(c)             Examination of Records. The Plan Administrator will make available to each Participant such of its records under the Plan as pertain to it, for examination at reasonable times during normal business hours.

(d)            Reliance on Tables, etc. In administering the Plan, the Plan Administrator will be entitled to the extent permitted by law to rely conclusively on all tables, valuation, certificates, opinions and reports which are furnished by accountants, counsel or other experts employed or engaged by the Employer.

(e)             Claims and Claims Review Procedures. The procedures for submission of a Claim and obtaining review of a denied Claim shall be as follows:

(1)                                 Claims Procedure. The following procedures shall be applicable to the submission of any Claim by a Participant:

(A)                               For the purpose of these Claims and Claims Review Procedures, a Claim means any request for Severance Benefits by a Participant.

(B)                               All Claims shall be made by the Participant or his duly authorized representative in writing and shall be personally served on or mailed to the Plan Administrator.

(C)                               A Claim shall set forth the following:

(i)                                     The name and address of the Participant;

(ii)                                  The specific bases for the Claim;

(iii)                               Specific reference to the pertinent Plan provision upon which the Claim is based; and

(iv)                              Any additional material or information which the Participant desires to submit in justification of the Claim.

(D)                               Each Claim shall be promptly reviewed by the Plan Administrator. If the Claim is wholly or partially denied, written notice of the decision of the Plan Administrator shall be furnished to the Participant within 90 days after receipt of the Claim by the Plan Administrator, unless special circumstances require an extension of time for processing the Claim, in which case, before the expiration of said 90-day period, the Participant shall be furnished a written notice of such extension indicating the special circumstances and the date a final decision is expected. The written notice wholly or partially denying the Claim shall set forth in a manner calculated to be understood by the Participant:

(i)                                     The specific reason or reasons for the denial;

(ii)                                  Specific reference to the pertinent Plan provision upon which the denial is based;

(iii)                               A description of any material or information necessary for the Participant to perfect the Claim and explanation of why such material or information is necessary; and

(iv)                              A copy of the Plan’s claims review procedure as described in Section 5.4(e)(2) and the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(E)                                If notice of denial of the Claim is not furnished in accordance with the provisions of Section 5.4(e)(1)(D), and the Claim has not been granted by the Plan Administrator within such 90-day period, the Claim shall be deemed denied for the purposes of proceeding to the claims review procedure described in Section 5.4(e)(2).

(2)                                 Claims Review Procedure. The following procedures shall be applicable to the submission of any request for review of the denial in whole or in part of any Claim:

(A)                               The Participant or his duly authorized

representative, may within 60 days after receipt of written notification of denial of a Claim, appeal the denial of such Claim to the Compensation Committee for a full and fair review by filing an Application for Review. In the Application for Review, the Participant or his representative:

(i)                                     Shall set forth specific reasons for requesting review;

(ii)                                  May submit issues, documents, records, comments and other information relating to the Claim in writing; and

(iii)                               May request that the Plan Administrator grant the Claimant a hearing and may submit reasons for such request.

(B)                               The Participant, or his duly authorized representative, may review this Plan and such shall, upon request and free of charge, be provided reasonable access to, and copies of, other documents, records and other information relevant to the Claim as the Plan Administrator shall deem pertinent.

(C)                               The Compensation Committee may, in its sole discretion, upon request of a Claimant or his/her duly authorized representative, but shall not be required to, convene a hearing to consider the matters raised in the Application. If a hearing is granted, the Claimant is entitled:

(i)                                     To be represented by legal counsel or other duly authorized representative at his or her own expense;

(ii)                                  To request the presence of a court reporter

for the taking of a transcript of the hearing at his or her own expense;

(iii)                               To present evidence;

(iv)                              To request the testimony of witnesses at the hearing; and

(v)                                 To cross-examine witnesses.

(D)                               Not later than 60 days after receipt by the Plan Administrator of an Application for Review, the Compensation Committee shall render his decision; provided, however, if a hearing is requested by the Claimant and granted, in the sole discretion of the Compensation Committee, a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the Application for Review.

(E)                                The decision on the Application for Review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Participant, with specific references to the pertinent Plan provisions on which the decision is based and the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(F)                                 The decision of the Compensation Committee shall be final and binding upon the Employer, the Plan and the Participant:

(i)                                     60 days after the Participant’s receipt of written notification of denial of a Claim; or

(ii)                                  Upon the receipt by the Participant of the

Compensation Committee’s decision on the Application for Review or if none is furnished within the time period referred to in Section 5.4(e)(2)(D), the Claim shall be deemed denied upon review.

5.5 ERISA Rights. Participants in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Participants shall be entitled to:

(a)                            Receive Information About the Plan and Benefits:

(1)                                 Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(2)                                 Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

(3)                                 Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

(b)                            Prudent Actions by Plan Fiduciaries: In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and other beneficiaries. No one, including a Participant’s employer or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a welfare benefit or exercising such Participant’s rights under ERISA.

(c)                             Enforce Rights:

(1)                                 If a Participant’s claim for a welfare benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(2)                                 Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court. If a Participant disagrees with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, the Participant may file suit in federal court. If it should happen that Plan fiduciaries misuse the plan’s money, or if a Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful the court may order the person the Participant has sued to pay these costs and fees. If the a Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.

(d)                            Assistance with Questions:

(1)                                 If a Participant has any questions about the Plan, he should contact the Plan Administrator.

(2)                                 If a Participant has any questions about this statement or about his rights under ERISA, or if he needs assistance in obtaining documents from the Plan Administrator, he should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

(3)                                 Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the Employee Benefits Security Administration’s publications hotline at 1-866-444-3272.

(e)                             Contact Information and Other Important Facts:

Official Name of the Plan:	Victory Capital Management Severance Pay Plan

Sponsor:	Victory Capital Management Inc.

Plan Employers:	Victory Capital Management Inc.

Employer Identification Number:	13-2700161

Plan Number:

Type of Plan:	Severance Welfare Benefit Plan

End of Plan Year:	December 31, 2014

Type of Administration:	Employer Administered

Victory Capital Management

Plan Administrator:	4900 Tiedeman Road

Cleveland, Ohio 44144

Effective Date:	November 1, 2014

ARTICLE VI

MISCELLANEOUS

6.1 Limitation of Rights. The Plan shall not in any manner be liable for or subject to or for the debts of any Participant or beneficiary. No right or benefit at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. If a Participant or beneficiary shall attempt to or shall alienate, sell, transfer, assign, pledge or otherwise encumber his rights or benefits under the Plan or any part thereof or if by reason of his bankruptcy or other event such benefits would otherwise be received by anyone else or would not be enjoyed by him, the Plan Administrator in its discretion may terminate his interest in any such benefit and hold or apply such benefit to or for the benefit of such person, his spouse, children or other dependents, or any of them as the Plan Administrator shall determine.

Neither the establishment of this Plan nor any provisions of the Plan or modifications thereof shall be held or construed as giving any Participant in the Plan the right to be retained in the service of the Employer and the Employer expressly reserves its right to discharge any such Participant whenever the interests of the Employer may so require.

6.2 Benefits Solely From General Assets. The benefits provided hereunder will be paid solely from the general assets of the Employer. Nothing herein will be construed to require the Employer, the Plan Administrator or any of the Employer’s affiliates to maintain any fund or segregate any amount for the benefit of any Participant, and no Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Plan may be made.

6.3 Nonassignability of Rights. The right of any Participant to receive any payment under the Plan shall not be alienable by the Participant by assignment or any other method, and will not be subject to be taken by his creditors by any process whatsoever. Any attempt to cause such right to be so subjected will not be recognized, except to such extent as may be required by law.

6.4 Indemnification. To the extent permitted by applicable law, the Employer shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was involved in the administration of the Plan, against any and all losses, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Employer or its shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Employer or its shareholders and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. This right of indemnification shall not be deemed exclusive of any other rights to which any person covered by this right of indemnification may be entitled as a matter of law or otherwise, to the extent permitted by law.

6.5 Section 409A of the Code. Any payment of Severance Benefits is intended to be structured in a manner to avoid the implication of penalty taxes under Section 409A of the Code. Regardless of any other term in this Plan that conflicts or may seem to conflict:

(a) the payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon termination of a Participant’s employment shall be delayed until such time as the Participant has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time any applicable nonqualified deferred compensation (calculated as of the date of a Participant’s termination of employment) shall be paid (or commence to be paid) as if such Participant had undergone termination of employment (under the same circumstances) on the date of such Participant’s ultimate “separation from service;”

(b) each payment in a series of payments hereunder will be deemed to be a separate payment for pursues of Section 409A of the Code;

(c) any payment otherwise required to be made hereunder to a Participant at any date as a result of his termination of employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code and any payments so delayed will be paid in accordance with the schedule described in such Participant’s Separation Agreement and General Release following the expiration of such period; and

(d) while the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Employer be liable for any additional tax, interest, or penalties that may be imposed on any Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

6.6 Amendment or Termination of Plan. This Plan has been established by the Employer and is intended to supersede and revoke any and all previous group plans or group policies providing for Employee severance pay. The Employer’s intention is that this Plan be maintained indefinitely. Nonetheless, the Employer reserves the right to amend, modify, suspend or terminate the Plan at any time by written instrument adopted by formal action of the Board or the Plan Administrator.

6.7 Governing Law. The Plan shall be construed according to the applicable federal law and, to the extent not preempted by federal law, to the laws of the State of Ohio, where it is made and where it shall be enforced.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officer this 1st day of November, 2014.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ David C. Brown
Its:	Chairman/Chief Executive Officer